FOR IMMEDIATE RELEASE
Contact:
James Garfinkel
Vice President and Corporate Secretary
914-747-9100 Ext.209

       D-VINE ANNOUNCES ACQUISITION OF INTERNET COMPANY AND ANNOUNCES NAME
                          CHANGE TO "MONSTERDAATA.COM"

            April 2, 1999 (New York) -- D-Vine Ltd. (OTC:DVNL) announced today that it has completed the acquisition of 99.2% of the outstanding common stock of Taconic Data Corp., a New York-based privately-held provider of real estate due diligence data delivered to consumers over the Internet and to businesses through industry member organizations and trade groups. Following the completion of the acquisition, D-Vine changed its name to "MonsterDaata.com, Inc." to better reflect its business activities. D-Vine issued 6 million shares of its common stock to former holders of Taconic Data stock to complete the acquisition.

            D-Vine previously announced the completion of a 1,000 to 1 reverse stock split, with a record date for affected stockholders of March 26, 1999. Subsequent to the completion of this reverse stock split, an existing warrant holder was issued 1 million shares of D-Vine common stock, upon exercise of the warrant, and D-Vine received $1 million in proceeds from the exercise of this warrant. In connection with the completion of the acquisition of Taconic Data, directors of Taconic Data assumed control of the Board of Directors of D-Vine.

            MonsterDaata.com intends to use the proceeds of the warrant exercise to enhance sales and marketing, target acquisitions, and further develop the www.MonsterDaata.com web site. MonsterDaata.com recently hired John Evans as Senior VP of Corporate Development to develop and oversee the company's acquisition and internal growth efforts. "This is just the beginning," said Mitchell Deutsch, the company's co-founder and CEO. "The business to business and consumer web content sector is fast growing and quickly consolidating. We intend to take advantage of this situation through additional acquisitions and our internal expansion initiatives."

            Taconic Data was incorporated in 1992, and is the leading provider of due diligence, transaction valuation, target marketing, and competitive intelligence data to consumers, realtors, and real estate professionals. "We like to think of ourselves as a Bloomberg of the real estate due diligence world" said James Garfinkel, a principal and co-founder. The company's DaataSuperstore(TM) will be offered to Internet portals throughout the real estate, mortgage & lending, title, insurance, and other related industries. Its Neighborhood Place(TM) database of school, demographics, lifestyle characteristics, crime, and local area information is currently an integral component of the Realtor.com web site, which is the largest consumer real estate portal in the country. (MonsterDaata.com is not affiliated with Realtor.com; the data
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provided by MonsterDaata.com to Realtor.com and other Internet portals is licensed by MonsterDaata.com to such portals on arms-length terms).

Except for statements that are historical, the statements in this release are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and Section 27A of the securities Act of 1933 and Section 21E of the Securities Exchange act of 1934. Forward-looking statements involve significant risks and uncertainties, and in light of the significant uncertainties inherent in such statements, the inclusion of such information should not be regarded as a representation that the objectives, assumptions or plans described in such statements will be achieved; in fact, actual results could differ materially from those contemplated by such forward looking statements. The Company does not undertake any obligation to publicly release any revisions to these forward-looking statements or to reflect the occurrence of unanticipated events.